Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated July 13, 2023 with respect to our audit of the consolidated financial statements of XTI Aircraft Company (“XTI”) as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, appearing in XTI’s Form 1-K filed with the Securities and Exchange Commission on July 13, 2023, in this Current Report on Form 8-K of Inpixon and Inpixon’s Registration Statements on Form S-3 [File No. 333-256827]; Form S-1 [File No. 333-233763]; and Forms S-8 [File No. 333-261282]; [File No. 333-256831]; [File No. 333-237659]; [File No. 333-234458]; [File No. 333-230965]; [File No. 333-229374]; [File No. 333-224506]; [File No. 333-216295]; and [File No. 333-195655].

/s/ BF Borgers CPA PC

Certified Public Accountants
Lakewood, CO
July 24, 2023